This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Hungry Minds, Inc. The Offer (as hereinafter defined) is made solely by the Offer to Purchase, dated August 20, 2001 (the "Offer to Purchase"), and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares (as hereinafter defined). The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of HMI Acquisition Corp. by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
               All Outstanding Shares of Class A Common Stock
                             of Hungry Minds, Inc.
                                       at
                              $6.09 Net Per Share
                                       by
                             HMI Acquisition Corp.
                a direct or indirect wholly owned subsidiary of
                            John Wiley & Sons, Inc.

HMI Acquisition Corp., a Delaware corporation ("Purchaser") and a direct or indirect wholly owned subsidiary of John Wiley & Sons, Inc., a New York corporation ("Wiley"), is offering to purchase all outstanding shares of Class A Common Stock, par value $0.001 per share (the "Shares"), of Hungry Minds, Inc., a Delaware corporation (the "Company"), at a purchase price of $6.09 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). The Offer is a third party tender offer by Purchaser to purchase at the Offer Price all Shares tendered pursuant to the Offer. Following consummation of the Offer, Purchaser and Wiley intend to effect the Merger (as defined below) as described in the Offer to Purchase and below.

Tendering stockholders who have Shares registered in their name and who tender directly to EquiServe Trust Company, N.A. (the "Depositary") will not be charged brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult with such institution as to whether it charges any service fees.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, SEPTEMBER 17, 2001, UNLESS THE OFFER IS EXTENDED.

Among other things, the Offer is conditioned on at least a majority of the Shares outstanding on a fully diluted basis (taking into account any Shares owned by Wiley or Purchaser or any affiliate of Wiley or Purchaser on the date such Shares are purchased pursuant to the Offer) having been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"). The Offer is subject to certain other conditions set forth in the Offer to Purchase. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 12, 2001 (the "Merger Agreement"), among Wiley, Purchaser and the Company. The Merger Agreement provides that, among other things, Purchaser will make the Offer and that following the purchase of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in the Merger

Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and become a direct or indirect wholly owned subsidiary of Wiley. At the effective time of the Merger, each outstanding Share (other than Shares held by (a) the Company or any of its subsidiaries, (b) Wiley, Purchaser or any of Wiley's direct or indirect wholly owned subsidiaries or (c) stockholders, if any, who are entitled to and properly exercise appraisal rights under the DGCL) will be converted into the right to receive $6.09 in cash, or any higher price per Share paid pursuant to the Offer, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase. The Merger Agreement provides that Wiley and Purchaser may transfer or assign any or all of their rights and obligations (including the right to purchase Shares in the Offer) to one or more of their affiliates, but no such transfer or assignment shall relieve either Wiley or Purchaser of its obligations under the Merger Agreement. However, we have no present intention to effect such transfer.

Simultaneously with the execution and delivery of the Merger Agreement, Wiley, Purchaser, International Data Group, Inc., a Delaware corporation ("IDG"), and IDG Enterprises, Inc., a Delaware corporation and wholly owned subsidiary of IDG ("IDG Enterprises" and, together with IDG, the "Stockholder Parties"), entered into a Voting and Tender Agreement, dated as of August 12, 2001 (the "Voting and Tender Agreement"), pursuant to which the Stockholder Parties have agreed, among other things, to tender, and not withdraw, all of their Shares in the Offer. The Stockholder Parties own a sufficient number of Shares so that the tender of their Shares in the Offer, as contemplated by the Voting and Tender Agreement, will satisfy the Minimum Condition. The Merger Agreement and the Voting and Tender Agreement are more fully described in Section 12 of the Offer to Purchase. The Board of Directors of the Company (i) unanimously has determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer, the Merger and the purchase of Shares contemplated by the Offer (collectively, the "Transactions"), are advisable and fair to, and in the best interests of, the Company and the Company's stockholders, (ii) unanimously has approved of and adopted the Transactions and the Merger Agreement in accordance with the requirements of the DGCL so that the provisions of Section 203 of the DGCL are not applicable to the Transactions provided for, referred to or contemplated by, the Merger Agreement, and (iii) recommends that the holders of Shares accept the Offer, tender their Shares pursuant to the Offer, and approve and adopt the Merger Agreement and the Merger.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders whose Shares have theretofore been accepted for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates representing such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in the Offer to Purchase, (2) a properly completed and duly executed Letter of Transmittal with any required signature guarantees or, in connection with a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (3) any other documents required by the Letter of Transmittal. If, prior to the Expiration Date (as hereinafter defined), Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to the holders of all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser regardless of any extension of the Offer or any delay in paying for such Shares.

The term "Expiration Date" means 12:00 midnight, New York City time, on September 17, 2001, unless and until Purchaser, in accordance with the terms of the Offer, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire. Pursuant to the terms of the Merger Agreement, Purchaser may extend the initial Expiration Date, without the consent of the Company, in the following events: (i) from time to time, for up to ten business days from the initial Expiration Date if, at the initial Expiration Date, one or more conditions to the Offer (other than the Minimum Condition) have not been satisfied or waived, until such conditions are satisfied or waived but not beyond 12:00 midnight, New York City time, on October 18, 2001 (60 days after the commencement of the Offer), (ii) in order to comply with SEC rules and regulations and applicable laws, or (iii) if all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn is less than ninety percent (90%) of the outstanding number of Shares; provided that the Expiration Date of the Offer may not extend beyond 12:00 midnight, New York City time, on October 18, 2001; and provided further, that Purchaser (i) accepts and pays for Shares validly tendered and not withdrawn, as soon as reasonably practical, prior to the date of such extension, (ii) waives any condition to the consummation of the Merger (other than the requirement that there be no statute, rule or regulation by any governmental entity or an injunction by a court of competent jurisdiction which prevents the consummation of the Merger), and (iii) otherwise satisfies the conditions of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") in connection with such extension. In addition, Purchaser has agreed that if requested by the Company, Purchaser will extend the Offer if, at the Expiration Date, no conditions to the Offer (other than the conditions relating to suits, actions or proceedings or applicable statutes, rules, regulations or injunctions) then excuse performance by the Purchaser for up to ten business days after such previously scheduled Expiration Date, but in no event later than December 31, 2001. Upon the satisfaction or waiver of all the conditions to the Offer and subject to the terms of the Merger Agreement, Purchaser will accept for payment, purchase and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as reasonably practicable after the expiration of the Offer.

Subject to the applicable regulations of the Securities and Exchange Commission and the terms of the Merger Agreement, Purchaser reserves the right, in its sole discretion, at any time or from time to time, to: (a) delay purchase of or, regardless of whether Purchaser previously purchased any Shares, payment for any Shares in order to comply with applicable law; (b) terminate the Offer (whether or not any Shares have previously been purchased) if any condition to the Offer has not been satisfied or upon the occurrence of any event specified in Section 15 of the Offer to Purchase; and (c) except as set forth in the Merger Agreement (which provides that Purchaser may not waive or change the Minimum Condition without the consent of the Company and may not make any change to the Offer that decreases the Offer Price, changes the form of consideration to be paid in the Offer, reduces the maximum number of Shares to be purchased in the Offer or imposes conditions to the Offer in addition to those described in Section 15 of the Offer to Purchase), waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of the delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may, subject to certain conditions, include a subsequent offering period following the Expiration Date. A subsequent offering period, if provided, is not an extension of the Offer. A subsequent offering period would be an additional period of time, following the expiration of the Offer, in which stockholders may tender Shares not tendered during the Offer.

Any extension, delay, termination, waiver or amendment of the period during which the Offer is open, or any decision to provide a subsequent offering period, will be followed by a public announcement thereof, such announcement to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any extension of the period during which the Offer is open, all Shares previously tendered and not withdrawn will, unless accepted for payment, purchased and paid for by the Purchaser, remain subject to the right of a tendering stockholder to withdraw such Shares.

Except as otherwise provided in the Offer to Purchase or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided in the Offer to Purchase, may also be withdrawn at any time after 12:00 midnight, New York City time, on October 18, 2001. For a withdrawal to be effective, a written notice of withdrawal (or a facsimile thereof) must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary by the tendering stockholder and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, the determination of which will be final and binding. None of Purchaser, Wiley, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in the Offer to Purchase. If a subsequent offering period is included, no withdrawal rights will apply to Shares tendered during any subsequent offering period and no withdrawal rights will apply during the subsequent offering period with respect to Shares tendered in the Offer and previously accepted for payment.

The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, a stockholder who receives cash in exchange for Shares pursuant to the Offer or the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such stockholder's adjusted tax basis in the Shares exchanged therefor. Provided that such Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. All stockholders should consult with their tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 promulgated under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference. The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and, if required, any other materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully before any decision is made with respect to the Offer.


Questions, and requests for assistance and additional copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer documents may be directed to D.F. King & Co., Inc. (the "Information Agent") as set forth below, and copies will be furnished promptly at Purchaser's expense. Neither Purchaser nor Wiley will pay any fees or commissions to any broker or dealer or other person other than the Depositary and the Information Agent for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:
D.F. King & Co., Inc.
77 Water Street
New York, New York 10005
Call Toll Free: (800) 207-3156

August 20, 2001